[REMEC LOGO]	Contact: David L. Morash (858) 505-3713

News Release

REMEC Completes Acquisition of Spectrian

SAN DIEGO, CA — December 20, 2002 — REMEC, Inc. (Nasdaq: REMC) announced today that it completed its acquisition of Spectrian Corporation (Nasdaq: SPCT) effective immediately after the close of trading on Friday, December 20, 2002, at which time the Nasdaq National Market suspended trading of Spectrian common stock.  Earlier in the day, REMEC shareholders voted overwhelmingly to approve the merger by a margin of 99 to 1.  Spectrian’s stockholders voted to approve the merger by a similar margin.  Spectrian’s stockholders will receive one share of REMEC common stock for each share of Spectrian common stock.  REMEC expects to issue approximately 11.5 million shares of common stock in connection with the merger, with the former Spectrian stockholders owning approximately 20% of REMEC.

Ron Ragland, REMEC’s Chairman and CEO, welcomed the Spectrian stockholders into the REMEC family and commented, “The combined talents and products of REMEC and Spectrian give us the capability to address all of the radio frequency functionality of a wireless base station.  By integrating these products, the combined company will be able to offer more cost-effective solutions for wireless networks.”  Mr. Ragland also welcomed Thomas H. Waechter, who becomes REMEC’s President and Chief Operating Officer, and Martin Cooper and Robert W. Shaner, who join the REMEC board of directors.

Mr. Cooper has been a director of the Spectrian Corporation since January 1994.  He is a founder of ArrayComm, Inc., a wireless technology manufacturer, has served as its Chairman since April 1992 and is presently its Chief Executive Officer.  He has served as Chairman of Dyna, Incorporated, a consulting company since 1986.   He is a Fellow of the IEEE and of the Radio Club of America and a recipient of the IEEE Centennial

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medal.  He serves on the Advisory Board of the International National Electronics Consortium and on the Board of Trustees of the Illinois Institute of Technology.

Mr. Shaner has served as a director of Spectrian since April 1999.  Since October 2000, Mr. Shaner has been the President of Wireless Operations for Cingular, a joint venture between the wireless divisions of SBC Communications Inc. and BellSouth Corporation.  Previously, Mr Shaner served as the President of SBC Wireless, Inc., a provider of wireless communication services to consumers and businesses and as President and Chief Executive Officer of Pacific Bell Wireless.

About the Companies

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in defense and space electronics applications.

Spectrian is a leading designer and manufacturer of single carrier and multicarrier high-power RF amplifiers for the worldwide wireless communications industry, utilized in both wireless data and voice applications.  Spectrian supports AMPS, CDMA, TDMA, GSM, EDGE and 3G technologies for mobile and fixed wireless networks.

Forward-looking Statements

Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties.  Results could differ materially based on these risks and uncertainties.  Further information on factors that could affect REMEC’s results are included in REMEC’s Annual Report on Form 10-K for the year ended January 31, 2002 and Forms 10-Q for the interim quarters on file with the Securities and Exchange Commission.  Further information on factors that could affect Spectrian’s results are included in Spectrian’s Annual Report on Form 10-K for the year ended March 31, 2002 on file with the Securities and Exchange Commission and Forms 10-Q for the interim quarters on file with the Securities and Exchange Commission.

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